Exhibit 2.3

LUX FLOORING INC.

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

12,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.           Dividends

Dividends on the Series A Preferred Stock shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2.           Liquidation, Dissolution, or Winding Up.

2.1       Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price, together with any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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2.2       Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designations and the Amended and Restated Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

3.           Voting. Except as otherwise required by law, shares of Series A Preferred Stock shall be non-voting and shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation.

4.           Mandatory Conversion.

4.1            Upon (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (b) a merger or consolidation in which: (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except in each case any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; provided that, for the purpose of this Section 4.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of any securities of the Corporation outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged, (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (d) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation[, or (e) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock (the “Requisite Holders”) at the time of such vote or consent, voting as a single class on an as-converted basis] (each such date and/or time, the “Mandatory Conversion Time”): all outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock, at the then applicable Series A Conversion Ratio (as defined below).

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4.2        Conversion Ratio. The shares of Series A Preferred Stock of such holder shall convert into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying the aggregate shares of Series A Preferred Stock being converted by the Series A Conversion Ratio. The “Series A Conversion Ratio” shall initially be equal to one (1) share of Common Stock to one (1) share of Series A Preferred Stock. Such initial Series A Conversion Ratio shall be subject to adjustment as provided below.

4.3        No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock pursuant to Section 4.1. The aggregate number of shares of Common Stock issued to a holder upon conversion of its shares of Series A Preferred Stock shall be rounded down to the nearest whole share of Common Stock.

4.4        Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendments to this Certificate of Designations and the Amended and Restated Certificate of Incorporation of the Corporation.

4.5        Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (such date referred to herein as the “Series A Original Issue Date”) effects a subdivision of the outstanding Common Stock, the denominator of the Series A Conversion Ratio in effect immediately before that subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding as a result of such subdivision. If the Corporation at any time or from time to time after the Series A Original Issue Date combines the outstanding shares of Common Stock, the denominator of the Series A Conversion Ratio in effect immediately before the combination will be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding as a result of such combination. Any adjustment under this Section 4.5 becomes effective at the close of business on the date the subdivision or combination becomes effective.

4.6        Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the denominator of the Series A Conversion Ratio in effect immediately before the event will be increased as of the time of such issuance or, in the event a record date has been fixed, as of the close of business on such record date, by multiplying Series A Conversion Ratio then in effect by a fraction: (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date.

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Notwithstanding the foregoing, (i) if such record date has been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Series A Conversion Ratio shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of the event.

4.7        Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation shall make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of the Series A Preferred Stock in an amount equal to the amount of securities as the holders of Series A Preferred Stock would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.8        Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.5, 4.6, 4.7 or 4.9), then, following any such recapitalization, reclassification, or other change, the Corporation shall provide that Series A Preferred Stock will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change based on the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.9        Adjustment for Merger or Consolidation. If any consolidation or merger occurs involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4.6, 4.7 or 4.8 or a transaction in which all of the shares of Series A Preferred Stock are mandatorily converted into shares of Common Stock pursuant to Section 4.1), then, following any such consolidation or merger, the Corporation shall provide that Series A Preferred Stock will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of securities, cash, or other property based on the number of shares of Common Stock of the Corporation issuable upon conversion of the Series A Preferred Stock immediately prior to the consolidation or merger; and, in such case, the Corporation shall make appropriate adjustment (as determined in good faith by the Board) in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

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4.10      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms of this Certificate of Designations and furnish to each holder of Series A Preferred Stock a certificate setting forth the adjustment or readjustment (including the kind and amount of securities, cash, or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Series A Conversion Ratio then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash, or property which then would be received upon the conversion of the Series A Preferred Stock.

4.11     Procedural Requirements for a Mandatory Conversion. The Corporation shall notify in writing all holders of record of shares of Series A Preferred Stock of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to Section 4.1. Unless otherwise provided in this Certificate of Designations or in the Amended and Restated Certificate of Incorporation of the Corporation, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Series A Preferred Stock shall, if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The Corporation shall, as soon as practicable after the Mandatory Conversion Time, issue and deliver to each holder of Series A Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated full shares of Common Stock and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. All rights with respect to the Series A Preferred Stock converted pursuant to Section 4.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of declared but unpaid dividends thereon. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary or desirable, in the discretion of the Board, to reduce the authorized number of shares of Preferred Stock and/or the Series A Preferred Stock accordingly.

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5.            Redemption. Unless prohibited by Delaware law governing distributions to stockholders, the Corporation may redeem some or all of the outstanding shares of Series A Preferred Stock with the written consent of the holder or holders thereof at a price per share (in each case, “Redemption Price”) as agreed in writing between the Corporation and the relevant holder or holders of the Series A Preferred Stock (such written agreement, the “Redemption Agreement”). Redemption is not required to be ratable among all holders of the Series A Preferred Stock and the Redemption Price is not required to be the same for each holder of Series A Preferred Stock to be redeemed or for each such share of Series A Preferred Stock held by any holder. On or before any redemption date, each holder of shares of Series A Preferred Stock to be redeemed on such redemption date shall surrender the certificate or certificates, if any, representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on the share register of the Company as the owner thereof, together with payment of any declared but unpaid dividends thereon. If requested by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. If the Redemption Price payable upon redemption of any shares of Series A Preferred Stock to be redeemed on the redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing such shares of Series A Preferred Stock shall not have been surrendered, all rights with respect to all such redeemed shares shall forthwith after the redemption date terminate, except only the right of the holders to receive the relevant Redemption Price without interest upon surrender of their certificate or certificates therefor, if applicable, plus any declared and unpaid dividends thereon. In the event less than all of the shares of Series A Preferred Stock of any holder subject to redemption are redeemed, the Corporation shall, as soon as practicable after the redemption date, issue and deliver to each such holder of Series A Preferred Stock, or to his, her or its nominees, a notice setting forth the number of uncertificated shares of Series A Preferred Stock remaining after redemption and may, upon written request, issue and deliver a certificate for the number such shares of Series A Preferred Stock. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries will be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following any such redemption.

6.            Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

7.            Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

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IN WITNESS WHEREOF, LUX FLOORING INC. has caused this Certificate of Designations to be signed by Benjamin Weinstein, a duly authorized officer of the Corporation, on _______________, 2020.

Benjamin Weinstein
President

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